INDEPENDENT AUDITORS' CONSENT





Board of Directors and Stockholders
Comcast Corporation
Philadelphia, Pennsylvania

We consent to the incorporation by reference in Registration Statement Numbers 333-81391 and 333-54032 on Forms S-3 and Registration Statement Numbers 33-63223, 33-56903, 333-08577, 333-18715, 333-69709, 333-62482, 333-69146 and
333-81182 on Forms S-8 of Comcast Corporation of our report dated February 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001) appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2001.




Philadelphia, Pennsylvania
March 26, 2002